Exhibit 99.1

Press Release

For Immediate Release

OVERLAND STORAGE RECEIVES

DEFICIENCY LETTER FROM NASDAQ

SAN DIEGO – September 18, 2009 – Overland Storage, Inc. (Nasdaq: OVRL) announced today that on September 15, 2009 it received a Nasdaq Staff Deficiency Letter (the “Nasdaq Letter”) indicating that, for the last 30 consecutive trading days, the company’s common stock has not maintained the minimum market value of publicly held shares (“MVPHS”) of $15,000,000 as required for continued inclusion by Listing Rule 5450(b)(2)(C) or 5450(b)(3)(C). The Nasdaq Letter has no effect on the listing of the company’s common stock on the NASDAQ Global Market at this time. The company will be provided 90 calendar days, or until December 14, 2009, to regain compliance. To regain compliance, the MVPHS of the company’s common stock must be $15,000,000 or more for 10 consecutive trading days no later than December 14, 2009.

If compliance cannot be demonstrated by December 14, 2009, the Nasdaq Staff (the “Staff”) will provide written notification that the company’s common stock will be delisted. At that time, the company may appeal the Staff’s determination to a Listing Qualifications Panel (the “Panel”). Filing a request for a hearing with the Panel will automatically delay delisting of the company’s common stock at least until the Panel issues a decision. The Panel has the discretion to grant the company an exception for up to 180 days after the NASDAQ Staff’s initial delisting decision to regain compliance with the continued listing standards of the NASDAQ Global Market or to transfer to the NASDAQ Capital Market if the company meets the continued listing requirements for the Capital Market at the time of transfer. There can be no assurance that the Panel will grant an exception or that the company will be able to comply with the conditions of the exception or with the continued listing requirements of the NASDAQ Global Market or the NASDAQ Capital Market by the Panel’s decision date or by the expiration of any exception the Panel grants. If the Panel makes an unfavorable decision, the company may file an appeal to the NASDAQ Listing and Hearings Review Council (the “Listing Counsel”), or the Listing Council may review the Panel’s decision on its own accord. A review by the Listing Council does not delay the delisting decision unless the Listing Council determines in its discretion to do so.

Overland previously announced that it received a Staff Deficiency Letter on October 1, 2008 (“October Letter”) indicating that the company was not in compliance with the requirement that its common stock maintain a minimum bid price of $1.00 per share. Shortly after the company received the October Letter, NASDAQ suspended the requirements related to minimum share price. The suspension of the minimum bid price expired on July 31, 2009, and Overland has until January 15, 2010 to comply with the $1.00 per share minimum bid price requirement. To remain listed, the company’s common stock must have a closing bid price of at least $1.00 per share for ten consecutive business days prior to January 15, 2010. At the company’s Annual Meeting of Shareholders in December 2008, shareholders approved an amendment to the company’s Articles of Incorporation to effect a reverse stock split in a specific ratio ranging from one-for-two to one-for-ten, to be determined by the company’s board of directors and effected, if at all, by December 9, 2009. If the company’s common stock does not have a minimum bid price of at least $1.00 for ten consecutive business days prior to December 9, 2009, the company intends to effect a reverse stock split in a ratio the company believes will be sufficient to cause the stock price to exceed $1.00 per share.

Overland will continue to monitor its compliance with Nasdaq’s continued listing standards in light of any expiration, change or extension of the suspension of those standards.

About Overland Storage

Overland Storage provides affordable end-to-end data protection solutions that are engineered to store smarter, protect faster and extend anywhere — across networked storage, media types and multi-site environments. Overland Storage products include award-winning NEO SERIES® and ARCvault® tape libraries, REO SERIES® disk-based backup and recovery appliances with VTL capabilities, Snap Server® NAS appliances, and ULTAMUS® RAID high-performance, high-density storage. Overland sells its products through leading OEMs, commercial distributors, storage integrators and value-added resellers. For more information, visit Overland’s web site at www.overlandstorage.com

“Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995

This press release includes forward-looking statements that reflect management’s current views of future events including statements regarding the Company’s ability to comply with the requirements under the Nasdaq Marketplace Rules. Actual results may differ materially from the forward-looking statements due to a number of important factors, including, but not limited to, (i) Nasdaq’s discretionary authority to approve or deny a transfer application to The Nasdaq Capital Market even if the Company satisfies the quantitative listing requirements; (ii)whether implementation of a reverse stock split will cause the company’s common stock to maintain a closing bid price of $1.00 per share or higher for a minimum of 10 consecutive trading days; and (iii) risks relating to the Company’s ability to maintain compliance with other Nasdaq continued listing requirements. Other risks affecting the Company are detailed from time to time in the Company’s periodic reports filed with the SEC. These forward-looking statements speak only as of the date of this release and the Company undertakes no obligation to publicly update any forward-looking statements to reflect new information, events or circumstances after the date of this release.

CONTACT INFORMATION:

Kurt L. Kalbfleisch, VP Finance and CFO

Email: kkalbfleisch@overlandstorage.com

858-571-5555

Sue Hetzel/HetzelMeade Communications

Email: sue@hetzelmeade.com

760-434-9927